Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – February 28, 2019. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announces record results of operations for the three-months and full year ended December 31, 2018, including strong net income and record revenue and Broadcast Cash Flow (a non-GAAP financial measure, defined below). Our diluted net income per share for the fourth quarter of 2018 was $1.00. Excluding the $8.5 million of transaction costs discussed below, our adjusted diluted net income per share would have been $1.06 in the fourth quarter of 2018.

Financial Highlights, Selected Operating Data and Other Recent Developments:

●

Strong Net Income and Record Fourth Quarter Revenue and Broadcast Cash Flow - Our net income was $88.3 million in the fourth quarter of 2018, and was our second best fourth quarter net income. Our revenue and Broadcast Cash Flow for the fourth quarter of 2018 were each record results. Our revenue was $328.2 million, increasing $94.6 million, or 40%, from the fourth quarter of 2017, and was our all-time best quarterly revenue. Our Broadcast Cash Flow was $172.8 million, increasing $87.1 million, or 102%, from the fourth quarter of 2017, and was our all-time best quarterly result.

●

Political Revenue – Our political advertising revenue was $83.2 million for the fourth quarter of 2018. For comparison, after giving effect to stations acquired and divested from January 1, 2014 through December 31, 2018, we earned $79.5 million of political advertising revenue in the fourth quarter of 2014, which was the most recent non-presidential election year. Our political advertising revenue for the fourth quarter of 2018 was approximately 5% greater than that of the fourth quarter of 2014, on this adjusted basis.

●

Retransmission Revenue, Expense and Net - Our gross retransmission revenue for the fourth quarter of 2018 was $93.0 million, and our retransmission expense was $42.7 million. Therefore, our retransmission revenue, net of retransmission expense, was $50.3 million for the fourth quarter of 2018. For calendar year 2018, gross retransmission revenue was $355.4 million and retransmission revenue net of retransmission expense, was $190.4 million.

●

Total Leverage Ratio, Net of all Cash - As of December 31, 2018, our total leverage ratio, as defined in our senior credit facility (as discussed further below), was 3.01 times on a trailing eight-quarter basis after netting our total cash (excluding restricted cash) balance of $667.0 million.

●

Merger with Raycom Media, Inc. – On January 2, 2019, we completed the merger with Raycom Media, Inc. (“Raycom”), the related acquisitions of stations KYOU-TV and WUPV-TV and the divestiture of eight Raycom stations due to market overlaps (together, the “Raycom Merger”). Giving effect to the Raycom Merger, we own and/or operate television stations in 91 markets broadcasting almost 400 affiliates including nearly 150 affiliates of the ABC/NBC/CBS/FOX networks, as well as other networks and program streams. These stations are the number-one or number-two ranked stations in 86 of the 91 markets. In addition to the high quality television stations acquired as part of the merger, we also acquired businesses that provide sports marketing and production services, that we believe has made us a more diversified media company.

●	Financing for the Raycom Merger– In connection with the Raycom Merger, we completed several financing transactions:

o

On November 16, 2018, we completed the offering of $750.0 million of 7.0% unsecured notes due 2027 (the “2027 Notes”) by our special purpose wholly-owned subsidiary. We assumed all obligations of the 2027 Notes upon completion of the Raycom Merger on January 2, 2019. As of December 31, 2018, the proceeds from this offering were held in escrow.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

o	On January 2, 2019:

■	We amended our senior credit facility, pursuant to which we borrowed $1.4 billion of additional secured term loan financing and increased our un-drawn revolving credit facility to $200.0 million,

■	We issued $650.0 million of our 8.0% Series A Perpetual Preferred Stock, and

■	We issued 11.5 million shares of our common stock valued at $169.5 million.

●

Network Affiliation Renewals. Coincident with and in the weeks after the Raycom Merger, we entered into agreements with the ABC network, CBS network and NBC network that extend the terms of the affiliation agreements for all ABC, CBS and NBC affiliated stations acquired in the Raycom Merger as well as the ABC affiliations for all of the legacy Gray stations.

●

United Acquisition. On February 8, 2019, we announced that we entered into an agreement with United Communications, Inc. to acquire all three of its television stations for $45.0 million. Those stations are WWNY-TV (CBS) and WNYF-CD (FOX) in Watertown, New York (DMA 178) and KEYC-TV (CBS/FOX) in Mankato, Minnesota (DMA 199).

●

Key Vendor Agreements. In January 2019, we expanded our relationship with Comscore, Inc. for local audience measurement for the entire legacy Gray footprint and for the majority of Raycom’s legacy footprint. Conversely, Gray’s stations in the Comscore markets will no longer acquire audience measurement services from Nielsen Co. In addition, we entered into an agreement to terminate the national advertising sales representation agreements that cover all television stations that we acquired in the Raycom Merger. As a result of this termination, we incurred a termination expense of approximately $27.6 million in the first quarter of 2019. Beginning on February 25, 2019, the former Raycom stations will join the legacy Gray stations in handling all local, regional, and national business directly with their buyers.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 2 of 18

Selected Operating Data on As-Reported Basis (unaudited):

	Three Months Ended December 31,
	2018	2017	% Change 2018 to 2017	2016	% Change 2018 to 2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$328,220	$233,609	40%	$237,619	38%
Political	$83,211	$7,464	1015%	$48,519	72%

Operating expenses (1)(3):
Broadcast	$159,739	$150,782	6%	$128,476	24%
Corporate and administrative	$10,776	$7,117	51%	$8,912	21%

Net income	$88,267	$165,570	(47)%	$35,834	146%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$172,844	$85,755	102%	$109,502	58%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$163,526	$79,814	105%	$101,560	61%
Free Cash Flow	$97,836	$40,383	142%	$68,486	43%

	Year Ended December 31,
	2018	2017	% Change 2018 to 2017	2016	% Change 2018 to 2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$1,084,132	$882,728	23%	$812,465	34%
Political	$155,074	$16,498	840%	$90,095	72%

Operating expenses (1)(3):
Broadcast	$596,403	$557,563	7%	$474,994	26%
Corporate and administrative	$40,910	$31,589	30%	$40,319	1%

Net income	$210,803	$261,952	(20)%	$62,273	239%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$493,359	$329,057	50%	$338,938	46%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$457,392	$301,873	52%	$302,497	51%
Free Cash Flow	$262,554	$171,004	54%	$148,126	77%

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 3 of 18

Results of Operations for the Fourth Quarter of 2018:

Revenue (Less Agency Commissions).

The table below presents our revenue (less agency commissions) by type for the fourth quarter of 2018 and 2017 (dollars in thousands):

	Three Months Ended December 31,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$117,409	35.8%	$120,714	51.7%	$(3,305)	(3)%
National	30,608	9.3%	31,995	13.7%	(1,387)	(4)%
Political	83,211	25.4%	7,464	3.2%	75,747	1015%
Retransmission consent	92,962	28.3%	69,509	29.8%	23,453	34%
Other	4,030	1.2%	3,927	1.6%	103	3%
Total	$328,220	100.0%	$233,609	100.0%	$94,611	40%

Total revenue increased by $94.6 million or 40% in the fourth quarter of 2018 as compared to the fourth quarter of 2017. Total revenue increased primarily as a result of increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle and increased retransmission consent revenue, due primarily to increased retransmission consent rates.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $9.0 million, or 6%, to $159.7 million for the fourth quarter of 2018 compared to the fourth quarter of 2017. The increase reflects, in part, the following:

•

Non-compensation expenses increased $10.8 million, or 15%, in the 2018 period primarily as a result of an increase in retransmission expense of $7.1 million or 20%, to $42.7 million and increases in bank fees, related to credit card collections, of $1.5 million and bad debt expense of $1.7 million in the fourth quarter of 2018.

•

Compensation expense decreased $1.8 million in the 2018 period, primarily due to reductions in staffing. Non-cash stock-based compensation expenses were $0.3 million and $2.8 million in the fourth quarters of 2018 and 2017, respectively.

Corporate and Administrative Operating Expenses.

Corporate and administrative operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $3.7 million, or 51%, to $10.8 million in the fourth quarter of 2018 compared to the fourth quarter of 2017. The increase reflects the following:

•	Non-compensation expenses increased $3.0 million, or 91%, in the fourth quarter of 2018 primarily as a result of an increase in professional fees of $2.4 million related to acquisition activities.

•

Compensation expenses increased $0.6 million, or 17%, in the fourth quarter of 2018 due primarily to increases in incentive compensation costs. Non-cash stock-based compensation expenses were $1.3 million and $1.2 million in the fourth quarters of 2018 and 2017, respectively.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 4 of 18

Gain or Loss on Disposal of Assets, net.

•

We reported gains on disposals of assets of $11.2 million in the fourth quarter of 2018 that included a $4.8 million gain related to the divestiture of WSWG-TV and $6.4 million primarily related to the on-going FCC Repack process. As WSWG-TV was in a market that overlapped with the operations of a Raycom owned television station, its divestiture was required for regulatory approval of the Raycom Merger.

Taxes.

We made aggregate federal and state income tax payments, net of refunds, of $7.2 million in the fourth quarter of 2018 compared to $0.8 million in the fourth quarter of 2017.

Results of Operations for the Year Ended December 31, 2018:

Revenue (Less Agency Commissions).

The table below presents our revenue (less agency commissions) by type for the years ended December 31, 2018 and 2017, respectively (dollars in thousands):

	Year Ended December 31,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$442,728	40.8%	$451,261	51.1%	$(8,533)	(2)%
National	114,192	10.5%	118,817	13.5%	(4,625)	(4)%
Political	155,074	14.3%	16,498	1.9%	138,576	840%
Retransmission consent	355,423	32.8%	276,603	31.3%	78,820	28%
Other	16,715	1.6%	19,549	2.2%	(2,834)	(14)%
Total	$1,084,132	100.0%	$882,728	100.0%	$201,404	23%

Total revenue increased $201.4 million or 23% to $1.1 billion in the year ended December 31, 2018, compared to the year ended December 31, 2017. Total revenue increased primarily as a result of increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle and increased retransmission consent revenue, due primarily to increased retransmission consent rates. Local and national advertising revenue decreased slightly, in spite of the $2.3 million of revenue we earned from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations, compared to $0.6 million that we earned from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations. In addition, revenue from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations was approximately $5.5 million.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $38.8 million, or 7%, to $596.4 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase reflects, in part, the following:

●

Non-compensation expenses increased by $37.5 million, or 13%, in 2018, primarily as the result of increased retransmission expense of $28.5 million, or 21%, to $165.0 million in 2018 and net increases in several other expense categories including programming, professional fees and credit and collection costs. Our programming costs related to the broadcast of the 2018 Winter Olympic Games were $1.5 million.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 5 of 18

●

Compensation expenses increased $1.3 million, or less than 1%, in 2018. Including the effect of a $0.5 million adjustment related to forfeitures, our non-cash stock-based compensation expenses were $1.9 million and $3.9 million in 2018 and 2017, respectively.

Corporate and Administrative Operating Expenses.

Corporate and administrative operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $9.3 million, or 30%, to $40.9 million for the year ended December 31, 2018 compared to the year ended December 31, 2017. This increase reflects in part the following:

•	Non-compensation expense increased $7.6 million, or 46%, due primarily to increases of $7.3 million of professional fees related to acquisition activities in 2018.

•

Compensation expenses increased $1.8 million, or 12%, primarily as a result of increases in incentive compensation. Non-cash stock-based compensation expenses were $4.8 million in 2018 compared to $4.4 million in 2017.

Gain or Loss on Disposal of Assets, net.

We reported gains on disposals of assets of $16.4 million in the year ended December 31, 2018 that included a gain of $4.8 million related to the divestiture of WSWG-TV and $14.2 million related to the on-going FCC Repack process. In the year ended December 31, 2017, we recorded a net gain of $74.2 million. This gain was primarily related to the FCC Spectrum Auction, in which we tendered two of our television broadcast licenses and made other modifications to our broadcast spectrum. Our proceeds from this auction were $90.8 million and the cost of the assets disposed was $13.1 million.

Loss from Early Extinguishment of Debt.

In the year ended December 31, 2017, we recorded an approximately $2.9 million loss from early extinguishment of debt related to the amendment and restatement of our senior credit facility.

Taxes.

During the year ended December 31, 2018, we made aggregate federal and state income tax payments totaling $34.2 million compared to $2.0 million for the year ended December 31, 2017. We recorded a provision for income taxes of $76.8 million in the year ended December 31, 2018. In the year ended December 31, 2017, we recorded a tax benefit of $68.7 million, primarily as a result of U.S. tax reform legislation known as the Tax Cuts and Jobs Act.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 6 of 18

Detailed table of operating results on As-Reported Basis:

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2018	2017	2018	2017

Revenue (less agency commissions)	$328,220	$233,609	$1,084,132	$882,728
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast (1)	159,739	150,782	596,403	557,563
Corporate and administrative (1)	10,776	7,117	40,910	31,589
Depreciation	13,296	13,418	53,883	51,973
Amortization of intangible assets	4,983	6,388	20,570	25,072
(Gain) loss on disposal of assets, net	(11,218)	939	(16,405)	(74,200)
Operating expenses	177,576	178,644	695,361	591,997
Operating income	150,644	54,965	388,771	290,731
Other income (expense):
Miscellaneous income (expense), net (1)	3,315	250	5,507	657
Interest expense	(32,443)	(24,070)	(106,628)	(95,259)
Loss from early extinguishment of debt	-	-	-	(2,851)
Income before income tax	121,516	31,145	287,650	193,278
Income tax (benefit) expense	33,249	(134,425)	76,847	(68,674)
Net income	$88,267	$165,570	$210,803	$261,952

Basic per share information:
Net income	$1.01	$2.15	$2.39	$3.59
Weighted-average shares outstanding	87,765	76,869	88,084	73,061

Diluted per share information:
Net income	$1.00	$2.13	$2.37	$3.55
Weighted-average shares outstanding	88,685	77,826	88,778	73,836

Political advertising revenue (less agency commissions)	$83,211	$7,464	$155,074	$16,498

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 7 of 18

Other Financial Data:

	December 31, 2018	December 31, 2017
	(in thousands)

Cash	$666,980	$462,399
Restricted cash	$751,963	$-
Long-term debt including current portion	$2,549,224	$1,837,428
Borrowing availability under our senior credit facility	$100,000	$100,000

	Year Ended December 31,
	2018	2017
	(in thousands)

Net cash provided by operating activities	$323,316	$180,015
Net cash used in investing activities	(47,377)	(349,799)
Net cash provided by financing activities	680,605	306,994
Net increase in cash and restricted cash	$956,544	$137,210

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 8 of 18

Guidance for the Three-Months Ending March 31, 2019:

Based on our current forecasts for the quarter ending March 31, 2019 (the “first quarter of 2019”), we anticipate changes from the quarter ended March 31, 2018 (the “first quarter of 2018”) as outlined below.

As Reported Basis:	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	As-Reported
	the First	As-Reported	the First	As-Reported	First
	Quarter of	First Quarter of	Quarter of	First Quarter of	Quarter of
Selected operating data:	2019	2018	2019	2018	2018
	(dollars in thousands)
OPERATING REVENUE (less agency commissions):
Broadcast	$460,000	103%	$465,000	106%	$226,258
Production companies	$35,000		$37,000		$-
Total revenue	$495,000	119%	$502,000	122%	$226,258

OPERATING EXPENSES (before depreciation, amortization and (gain) loss on disposals of assets):
Broadcast	$355,000	137%	$358,000	139%	$149,654
Production companies	$34,000		$36,000		$-
Corporate and administrative	$45,000	445%	$50,000	505%	$8,260

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$750	(87)%	$1,000	(83)%	$5,775

Combined Historical Basis:	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	CHB
	the First	CHB	the First	CHB	First
	Quarter of	First Quarter of	Quarter of	First Quarter of	Quarter of
Selected operating data:	2019	2018	2019	2018	2018
	(dollars in thousands)
OPERATING REVENUE (less agency commissions):
Broadcast	$460,000	3%	$465,000	4%	$448,619
Production companies	$35,000	(1)%	$37,000	5%	$35,363
Total revenue	$495,000	2%	$502,000	4%	$483,982

OPERATING EXPENSES (before depreciation, amortization and (gain) loss on disposals of assets):
Broadcast	$355,000	18%	$358,000	19%	$300,014
Production companies	$34,000	2%	$36,000	8%	$33,390
Corporate and administrative	$45,000	169%	$50,000	199%	$16,738

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$750	(92)%	$1,000	(89)%	$8,858

Broadcast operating expenses (excluding transaction related expenses)	$322,000	7%	$324,000	8%	$300,014
Corporate and administrative operating expenses (excluding transaction related expenses)	$16,000	(4)%	$20,000	19%	$16,738

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 9 of 18

Comments on First Quarter 2019 Guidance:

First Quarter of 2019 on As-Reported Basis

Our results of operations in the first quarter of 2019 will be materially impacted by the Raycom Merger and are generally not comparable to the first quarter of 2018 on an as-reported basis. Accordingly, our comments on the expected first quarter of 2019 selected operating data are only presented on a Combined Historical Basis, as defined herein.

First Quarter of 2019 on Combined Historical Basis

Based on our current forecasts for the first quarter of 2019, we anticipate the following changes from the Combined Historical Basis results for the first quarter of 2018 as outlined below.

Revenue on Combined Historical Basis:

•

We believe our first quarter of 2019 total revenue will be within a range of approximately $495.0 million to $502.0 million (or increase approximately +2% to +4% from $484.0 million in the first quarter of 2018).

•

We believe our first quarter of 2019 local advertising revenue (including internet/digital/mobile) will be within a range of approximately $202.0 million to $205.0 million (or decrease approximately -5% to -4% from $213.8 million in the first quarter of 2018).

•

We believe our first quarter of 2019 national advertising revenue will be within a range of approximately $48.0 million to $49.0 million (or decrease approximately -10% to -8% from $53.1 million in the first quarter of 2018).

•

We believe our first quarter of 2019 political advertising revenue will be within a range of approximately $750,000 to $1.0 million. Our political advertising revenue was approximately $8.9 million in the first quarter of 2018 and approximately $2.1 million in the first quarter of 2017.

•

We believe our first quarter of 2019 retransmission consent revenue will be within a range of approximately $197.0 million to $200.0 million (or increase approximately +22% to +23% from $162.1 million in the first quarter of 2018). We currently anticipate full year 2019 retransmission consent revenue will increase by approximately 20% compared to the full year of 2018.

Our 2018 local and national revenue included approximately $12.7 million of advertising revenue associated with the broadcast of the Winter Olympics (including approximately $3.6 million from automotive advertising customers). There were no Olympic broadcasts in the first quarter of 2019. Excluding the advertising revenue from the 2018 Winter Olympics, we believe that our first quarter of 2019 combined local and national advertising revenue will be approximately unchanged from the first quarter of 2018.

In the first quarter of 2019 we anticipate approximately $4.7 million of revenue from the broadcast of the Super Bowl in our 44 CBS markets compared to approximately $4.1 million in the first quarter of 2018 when the Super Bowl was broadcast in our 42 NBC markets.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis

 Our total broadcast operating expenses for the first quarter of 2019 are anticipated to increase from the first quarter of 2018 on a Combined Historical Basis by a range of approximately $55.0 million to $58.0 million (or increase approximately +18% to +19% from $300.0 million in the first quarter of 2018).

This increase reflects an expected increase in retransmission expense by a range of approximately $19.0 million to $20.0 million (or increase approximately +22% to +23% from $85.3 million in the first quarter of 2018). Compensation expenses will include non-cash stock-based compensation expenses of approximately $0.1 million in the first quarter of 2019 compared to $1.2 million for the first quarter of 2018.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 10 of 18

In addition, broadcast expenses in the first quarter of 2019 are anticipated to include between $33.0 million and $34.0 million of transaction related expenses associated with the Raycom Merger including, but not limited to, approximately $27.6 million of expense associated with termination of Raycom’s national sales representation agreement and approximately $5.3 million of severance or other transaction related compensation. Excluding these transaction related expenses, we expect that our broadcast operating expenses on a Combined Historical Basis will increase to within a range of approximately $322.0 million to $324.0 million compared to $300.0 million for the first quarter of 2018.

 Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis

Our total corporate and administrative operating expenses for the first quarter of 2019 are anticipated to increase from the first quarter of 2018 on a Combined Historical Basis by a range of approximately $28.0 million to $33.0 million (or increase approximately +169% to +199% from $16.7 million in the first quarter of 2018). Compensation expenses will include non-cash stock-based compensation expenses of approximately $2.6 million in the first quarter of 2019 compared to $0.9 million for the first quarter of 2018.

In addition, corporate and administrative operating expenses in the first quarter of 2019 are anticipated to include between $29.0 million and $30.0 million of transaction related expenses associated with the Raycom Merger including, but not limited to, advisor fees, legal and accounting fees and severance or other transaction related compensation. Excluding these transaction related expenses, we expect that our corporate and administrative operating expenses on a Combined Historical Basis will be within a range of approximately $16.0 million to $20.0 million compared to $16.7 million for the first quarter of 2018.

Other comments Related to the Raycom Merger

We have not yet completed the preparation and audit of carve-out financial statements for Raycom as of and for the year ended December 31, 2018. However, based on preliminary internal forecasts for 2018 and after giving effect to the Raycom Merger as if completed on January 1, 2016 (the first day of the earliest period presented), we can provide below certain preliminary unaudited estimates. These estimates as of December 31, 2018 and for the periods indicated incorporate certain non-GAAP financial measures that are dependent on financial results that are not yet determinable with certainty. We are unable to present a quantitative reconciliation of the estimated non-GAAP financial measures to their most directly comparable GAAP financial measures because such information is not yet available and management cannot reliably estimate all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

●	Outstanding Debt - Gray’s aggregate principal amount of debt outstanding would have been approximately $3.97 billion as of December 31, 2018.

●	Cash on Hand - our available cash on hand would have been approximately $200 million as of December 31, 2018.

●

Operating Cash Flow as Defined in our Senior Credit Facility – we currently estimate that our Operating Cash Flow as defined under our senior credit facility on a trailing eight quarter basis for the year ended December 31, 2018 would have been within a range of $780 million and $795 million. Operating Cash Flow is as defined under our senior credit facility, and includes the previously announced $80 million of anticipated annualized synergies expected from the Raycom Merger and excludes associated transaction costs. We have previously estimated that our Operating Cash Flow as defined in our senior credit facility would have been:

o	$803.0 million for the year ended December 31, 2016

o	$685.8 million for the year ended December 31, 2017

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 11 of 18

●

Leverage Ratio - our debt to Operating Cash Flow leverage ratio, net of all cash on hand, is currently estimated to have been within a range of approximately 4.75 and 4.85 times as of and for the year ended December 31, 2018. This ratio is as defined under our senior credit facility. It includes the previously announced $80 million of anticipated annualized synergies expected from the Raycom Merger and excludes associated transaction costs.

●	Free Cash Flow – we have previously estimated that our Free Cash Flow would have been:

o	$401.7 million for the year ended December 31, 2016

o	$299.4 million for the year ended December 31, 2017

●	Based upon the preliminary information we have available currently, we estimate that Free Cash Flow for the year ended December 31, 2018 would have been within a range of $500 million and $525 million.

●

Common Stock Outstanding – after giving effect to the Raycom Merger and related financing, Gray would have had approximately 6.7 million shares of class A common stock outstanding and 93.8 million shares common stock outstanding as of December 31, 2018 for a combined total of approximately 100.5 million shares.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 12 of 18

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that is one of the largest owners of television stations in 91 television markets broadcasting almost 400 affiliates including nearly 150 affiliates of the CBS/NBC/ABC/FOX networks, as well as other networks and program streams. Our portfolio includes the number-one or number-two ranked television station for both overall audience and news audience in 86 markets, which collectively cover approximately 24% of total United States television households. In addition, our operations include video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content. For further information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2019 or other periods and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2018 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on February 28, 2019. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1-855-493-3489 and the confirmation code is 5292298. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-855-859-2056, Confirmation Code: 5292298 until

March 28, 2019.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5512

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 13 of 18

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From October 31, 2013 through December 31, 2018, we completed 23 acquisition transactions and four divestiture transactions. As more fully described in our Form 10-K to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added television stations in 28 new television markets, to our operations. We refer to the stations acquired and the divestiture of WSWG-TV collectively, as the “Acquisitions” or the “Acquired Stations.” On January 2, 2019, we completed the Raycom Merger that resulted in the addition of television stations in 34 new television markets to our operations.

Due to the significant effect that the Acquisitions and the Raycom Merger have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis” (or “CHB”). Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue, broadcast expenses and corporate and administrative expenses to the historical revenue, broadcast expenses and corporate and administrative expenses of the Acquisitions and the net stations acquired in the Raycom Merger and subtracting the historical revenues and broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2018, the beginning of the earliest period that CHB information is presented. Gray is providing these estimates which incorporate certain non–GAAP financial measures that are dependent on financial results that are not yet determinable with certainty. Therefore, we are unable to present a quantitative reconciliation of the estimated non-GAAP financial measures to their most directly comparable GAAP financial measures because such information is not available and management cannot reliably estimate all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Combined Historical Basis financial information does not include any adjustments for other events attributable to the Acquisitions and the Raycom Merger. Certain of the Combined Historical Basis financial information has been derived from, and adjusted based on, unaudited, unreviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from the Combined Historical Basis financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Combined Historical Basis, may not comply with accounting principles generally accepted in the United States of America (“GAAP”) or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

From time to time, Gray supplements its financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Free Cash Flow, Operating Cash Flow as defined in the Senior Credit Agreement and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 14 of 18

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and any payments for program broadcast rights.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, contributions to pension plans, amortization of original issue premium on our debt, purchases of property and equipment (net of reimbursements) and the payment of income taxes (net of any refunds received).

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, interest expense, any income tax expense, non-cash 401(k) expense and trade expense less any gain on disposal of assets, any income tax benefits, payments for program broadcast rights, trade income, and contributions to pension plans. Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on January 1, 2017. It also gives effect to certain operating synergies expected from the Acquisitions and related financings and adds back professional fees incurred in completing the Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 15 of 18

Reconciliation on As-Reported Basis, in thousands:

	Three Months Ended
	December 31,
	2018	2017	2016

Net income	$88,267	$165,570	$35,834
Depreciation	13,296	13,418	11,686
Amortization of intangible assets	4,983	6,388	4,231
Non-cash stock based compensation	1,645	4,001	1,274
Loss (gain) on disposal of assets, net	(11,218)	939	395
Miscellaneous (income) expense, net (1)	(3,315)	(250)	9
Interest expense	32,443	24,070	23,766
Income tax (benefit) expense	33,249	(134,425)	24,309
Amortization of program broadcast rights	5,503	5,589	4,975
Non-cash 401(k) expense	4,285	-	8
Payments for program broadcast rights	(5,612)	(5,486)	(4,927)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash compensation (1)	9,318	5,941	7,942
Broadcast Cash Flow (1)	172,844	85,755	109,502
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash compensation (1)	(9,318)	(5,941)	(7,942)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	163,526	79,814	101,560
Contributions to pension plans	-	(2,500)	(10)
Interest expense	(32,443)	(24,070)	(23,766)
Amortization of deferred financing costs	1,158	1,158	1,220
Net amortization of original issue (premium) discount on senior notes	(152)	(152)	(153)
Purchase of property and equipment	(35,081)	(13,090)	(10,366)
Reimbursements of property and equipment purchases	7,979	-	-
Income taxes received (paid), net of refunds	(7,151)	(777)	1
Free Cash Flow	$97,836	$40,383	$68,486

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 16 of 18

Reconciliation on As-Reported Basis, in thousands:

	Year Ended
	December 31,
	2018	2017	2016

Net income	$210,803	$261,952	$62,273
Depreciation	53,883	51,973	45,923
Amortization of intangible assets	20,570	25,072	16,596
Non-cash stock based compensation	6,661	8,303	5,101
(Gain) loss on disposal of assets, net	(16,405)	(74,200)	329
Miscellaneous (income) expense, net (1)	(5,507)	(657)	(610)
Interest expense	106,628	95,259	97,236
Loss from early extinguishment of debt	-	2,851	31,987
Income tax (benefit) expense	76,847	(68,674)	43,418
Amortization of program broadcast rights	21,416	21,033	19,001
Non-cash 401(k) expense	4,285	16	29
Payments for program broadcast rights	(21,789)	(21,055)	(18,786)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash compensation (1)	35,967	27,184	36,441
Broadcast Cash Flow (1)	493,359	329,057	338,938
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash compensation (1)	(35,967)	(27,184)	(36,441)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	457,392	301,873	302,497
Contributions to pension plans	(2,500)	(3,124)	(3,048)
Interest expense	(106,628)	(95,259)	(97,236)
Amortization of deferred financing costs	4,630	4,624	4,884
Net amortization of original issue (premium) discount on senior notes	(610)	(610)	(779)
Purchase of property and equipment	(69,975)	(34,516)	(43,604)
Reimbursements of property and equipment purchases	14,217	-	-
Income taxes paid, net of refunds	(33,972)	(1,984)	(14,588)
Free Cash Flow	$262,554	$171,004	$148,126

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 17 of 18

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Eight Quarters Ended
December 31, 2018

Net income	$472,755
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	105,856
Amortization of intangible assets	45,642
Non-cash stock-based compensation	14,965
(Gain) loss on disposals of assets, net	(90,605)
Interest expense	201,887
Loss from early extinguishment of debt	2,851
Income tax expense	8,173
Amortization of program broadcast rights	42,449
Non-cash 401(k) expense	4,301
Payments for program broadcast rights	(42,844)
Pension expense	(1,538)
Contributions to pension plans	(5,624)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(1,940)
Professional fees related to acquisitions and divestitures	9,594
Operating Cash Flow as defined in our Senior Credit Agreement	$765,922
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$382,961

December 31, 2018
Adjusted Total Indebtedness:
Total outstanding principal, including current portion (1)	$1,820,026
Capital leases and other debt	648
Cash (unrestricted) (1)	(666,980)
Adjusted Total Indebtedness, Net of All Cash	$1,153,694

Total Leverage Ratio, Net of All Cash	3.01

(1) Total outstanding principal, including current portion excluded $750.0 million of our 2027 Notes and Cash (unrestricted) excluded $752.0 million of restricted cash, each held by our special purpose wholly-owned subsidiary, that is an unrestricted subsidiary under the 2017 Senior Credit Facility.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2018	Page 18 of 18